Exhibit 10.9

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease is effective as of November 1, 2004, by and between CHARTER INDUSTRIAL, L.P., a Texas limited partnership (“Landlord”) and LESLIE’S POOLMART, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord’s predecessor in interest (the “Prior Landlord”) and Tenant entered into a lease agreement dated August 30, 1990 (the lease, as it has been previously amended and modified is referred to as the “Lease”). Pursuant to the Lease, Tenant leases and occupies approximately 126,000 square feet of the building commonly known as 4202 Dan Morton Drive, Suites 100 and 103, Dallas, Texas 75236 (the “Leased Premises”).

B. The Lease was assigned to Landlord in connection with the Landlord’s purchase of the building where the Leased Premises are located.

C. Landlord and Tenant wish to further modify the Lease as set forth herein.

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1. Terms defined in the Lease have the same meaning when used in this Agreement, unless a different definition is given.

2. The “Effective Date” of this Fourth Amendment is October 1, 2004.

3. The term of the Lease is extended for a period of one hundred thirty-two months after the Effective Date (the “Renewal Term”). Tenant shall have one additional right to renew and extend the lease for 60 months with no more than nine (9) months and no less than six (6) months prior written notice to Landlord at prevailing market rates.

4. Base Rent for the Renewal Term is as follows:

Months 1 through 8	$0.00 per month
Months 9 through 36	$24,150.00 per month
Months 37 through 72	$25,200.00 per month
Months 73 through 132	$26,250.00 per month

If no event of default has occurred before January 30, 2005, the security deposit described in paragraph 2.B. of the Lease shall be refunded to Tenant in cash and no further security deposit shall be required during the Renewal Term.

5. Landlord agrees to make the following repairs and improvements to the Premises and make best efforts to complete such repairs and improvements on or before April 1, 2005, subject to Force Majeure. Such repairs and improvements shall be made by Landlord in a good and workmanlike manner and in accordance with industry standard practices relating to repairs and improvements in similar properties in the Dallas/Fort Worth industrial marketplace. Landlord shall use reasonable efforts to coordinate all repairs and improvements with the distribution manager, including the selection of contractors and the scheduling of work.

a. Landlord shall repair or replace all dock shelters and frames at the Premises in accordance with Exhibit A of the Fourth Amendment to Lease.

b. Landlord shall repair or replace all loading doors and locks at the Premises in accordance with Exhibit A of the Fourth Amendment to Lease.

c. Landlord shall replace eight (8) leaking skylights. If replacement is required, Landlord shall install vented skylights.

d. Landlord shall install reinforcements to the access doors in the existing demising wall and install eight ballards at four corners of each door.

e. Landlord shall repair and seal all sealable floor cracks in the Premises

f. Landlord shall repair drywall both inside and outside of all containment rooms, shall conduct an inspection of metal studs for corrosion, and shall replace metal studs as required. Specific areas to be repaired include holes and damage along the base of the inside and outside of the containment room wall, along the corners of the containment room, and around the threshold of the two (2) interior forklift doorways.

g. Landlord shall refurbish or replace the containment room ventilation fans with new fans that are similar to the existing fans and that are acceptable to Tenant.

h. Landlord shall refurbish or replace the warehouse ventilation fans with new fans that are similar to the existing fans and that are acceptable to Tenant.

i. Landlord shall repair and “tape, bed and texture” all holes in drywall and along the base of the walls within the main office, the shipping office and the receiving office and repaint the main office, the shipping office, and the receiving office.

j. Landlord shall replace the existing “VCT tile” in the main office and the shipping and receiving offices with new “VCT tile” of similar grade and type, Landlord shall replace all carpet in whatever areas contain carpet in the main office, shipping office and the receiving office with new carpet of a similar grade and type.

k. Landlord shall install commercial grade tile floors in the warehouse bathroom,. Landlord will replace fixtures on two (2) sinks and restore said sinks to good working order. Landlord will restore all commodes to good working order.

l. Landlord shall install new carpet, paint the walls, and install new ceiling tiles in the existing security storage area to accommodate the new conference/training room.

m. Landlord shall replace the pedestrian doors and frames in the following places: (1) the fire exit in the containment room, (2) the exterior exit by dock door #18, (3) in the supervisor shipping office in the warehouse office, and (4) the door from the warehouse to the supervisor receiving office in the main office.

n. Landlord shall install twelve (12) new 110 volt duplex electrical drops to the front wall of the warehouse at a location to be mutually agreed upon between landlord and tenant

6. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease, and represent and warrant to each other that, as of the date hereof, to their actual knowledge they have no defenses thereto. Additionally, each of Landlord and Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) each such party has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

7. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.

8. Paragraph 7 and Paragraph 8 of the Third Amendment to the Lease are hereby deleted in its entirety and are no longer in effect.

9. The interest earned on the security deposit as set forth in Exhibit D, Paragraph D of the Lease is hereby waived and Landlord has no further obligation to pay such interest to Tenant.

10. Landlord agrees to pay Cushman & Wakefield of Texas, Inc. a commission as set forth by a separate agreement.

11. Landlord agrees to refund to Tenant on or before January 10, 2005 the rent paid by Tenant for the months of October, November, December of 2004 in the total amount of $93,392.60.

EXECUTED to be effective as of the date shown above.

LANDLORD

CHARTER INDUSTRIAL, L.P., a Texas limited partnership, by Charter Industrial GP, Inc., general partner

By:	/s/ Ray Washburne
Name:	Ray Washburne
Title:	President

TENANT

LESLIE’S POOLMART, INC.

By:	/s/ Donald J. Anderson
Name:	Donald J. Anderson
Title:	Executive Vice President